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                                                                      EXHIBIT 11

                      PLANET HOLLYWOOD INTERNATIONAL, INC.

       STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)
         STATED IN THOUSANDS OF U.S. DOLLARS, EXCEPT EARNINGS PER SHARE

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                                              THIRTEEN WEEKS ENDED           THIRTY-NINE WEEKS ENDED
                                          -----------------------------   -----------------------------
                                          SEPTEMBER 26,   SEPTEMBER 29,   SEPTEMBER 28,   SEPTEMBER 29,
                                              1997            1996            1997            1996
                                          -------------   -------------   -------------   -------------
Primary:
Net earnings available to common
  shareholders..........................    $ 25,245        $ 19,430        $ 52,057        $ 23,501
                                            ========        ========        ========        ========
Weighted average shares outstanding:
  Common shares outstanding at end of
     period.............................     108,784         107,518         108,784         107,518
  Common equivalent shares outstanding
     at end of period...................       2,811           2,799           2,305           2,525
                                            --------        --------        --------        --------
Total common and equivalent common
  shares outstanding at end of period...     111,595         110,317         111,069         110,043
Effects of using weighted average common
  and common equivalent shares
  outstanding...........................          --              --            (653)         (9,418)
                                            --------        --------        --------        --------
Shares used in computing earnings per
  share.................................     111,595         110,317         110,436         100,625
                                            ========        ========        ========        ========
Net earnings per common and common
  equivalent share, primary.............    $   0.23        $   0.18        $   0.47        $   0.23
                                            ========        ========        ========        ========
Fully Diluted:
Net earnings available to common
  shareholders..........................    $ 25,245        $ 19,430        $ 52,067        $ 23,501
                                            ========        ========        ========        ========
Weighted average shares outstanding:
  Common shares outstanding at end of
     period.............................     108,784         107,518         108,784         107,518
  Common equivalent shares outstanding
     at end of period...................       2,811           3,029           2,306           3,029
                                            ========        ========        ========        ========
Total common and equivalent common
  shares outstanding at end of period...     111,595         110,547         111,089         110,547
Effects of using weighted average common
  and common equivalent shares
  outstanding...........................          --              --            (853)         (9,754)
                                            --------        --------        --------        --------
Shares used in computing earnings per
  share.................................     111,595         110,547         110,436         100,793
                                            ========        ========        ========        ========
Net earnings per common and common
  equivalent share, primary.............    $   0.23        $   0.18        $   0.47        $   0.23
                                            ========        ========        ========        ========
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